Exhibit 99.1

ARDIAN AND PRGX ANNOUNCE ACQUISITION CLOSE

Ardian’s North America Direct Buyouts Completes Transaction, Positioning PRGX to

Expedite Technology Roadmap and Accelerate Growth

Michael Lustig Named PRGX CEO

ATLANTA AND NEW YORK – March 4, 2021 – Ardian, a world-leading private investment house, and PRGX Global, Inc. (“PRGX”), a global leader in recovery audit and spend analytics services, announced the completion of Ardian’s acquisition of PRGX.

In addition, Michael Lustig has been named PRGX’s new Chief Executive Officer. Mr. Lustig, who serves as an advisor to Ardian, has over 15 years of experience in the source-to-pay industry, including having served as CEO of Apex Analytix, and during a prior tenure, as President and Chief Operating Officer of PRGX. He succeeds Ron Stewart, who will rejoin PRGX’s board of directors.

PRGX is the world’s largest Accounts Payable and Merchandise Recovery Audit firm, serving clients in more than 30 countries in North and South America, Europe, Asia and Oceania. Headquartered in Atlanta, Georgia, PRGX works with clients in the retail, grocery, consumer packaged goods, manufacturing, telecommunications, pharmaceuticals, natural resources, financial services, and transportation industries.

PRGX provides leading technology-enabled source-to-pay solutions to businesses by mining client data to deliver actionable insights that increase cash flow and profitability through cost reduction, business process improvement and risk management. PRGX’s advanced solutions include recovery audit, preventive audit, contract compliance, and advanced analytics, which leverage artificial intelligence and machine learning to minimize leakage, maximize value, optimize cash flow, and strengthen operations – creating a complete audit assurance program, not only recovering cash, but improving internal controls and resolving systemic issues to drive total improvement. The company leads its industry in protecting the privacy and security of client data through a robust combination of technical, administrative and physical controls, in addition to rigorous data privacy and security business practices.

With Ardian’s support, the company will develop core markets, including accelerating the roll-out of the company’s proprietary platform, the Verigon® Solution Suite, and grow strategic revenue streams, including the launch of new advanced analytics solutions. Ardian will leverage its global network and considerable experience in business services to help PRGX identify new markets while continuing to serve the company’s existing customer base.

“With digital transformation at the forefront of business strategies across the globe, PRGX’s state-of-the-art platform for recovery audit, contract compliance, advanced analytics, and predictive audits, is tremendously impressive,” said Vince Fandozzi, Head of Ardian North America Direct Buyouts. “We are enormously grateful for Ron Stewart’s leadership, and we’re excited to embark with PRGX on this next chapter under the guidance of Michael alongside the incredible PRGX team,” said Mr. Fandozzi.

“With market leadership, innovative technology and with the full support of Ardian, PRGX is well-positioned to help clients unlock unprecedented value from their source-to-pay data. I’m excited to work with PRGX’s outstanding team to produce value for our long-tenured clients,” said Mr. Lustig.

Todd Welsch, Managing Director, Ardian North America Direct Buyouts, added, “We look forward to working with the PRGX team, which under Ron’s leadership, has transitioned into a technology-enabled services and analytics powerhouse.”

Commenting on the news, Ron Stewart said: “Leading PRGX for the last seven years has been an extraordinary honor. As PRGX continues its technology transformation program, I’m excited about the company’s potential for future growth and expanded client value delivery, and look forward to working with Ardian and Michael.”

The transaction, which was initially announced on December 24, 2020, was approved by the majority of PRGX shareholders on March 2, 2021. In connection with the closing of the transaction, the company, which will continue to operate as PRGX Global, Inc., will be controlled by Ardian.

The Ardian North American direct buyout fund focuses on lower middle market buyouts, specifically middle market industrial and business service companies across a range of sectors in North America.

About PRGX

PRGX helps companies spot value in their source-to-pay processes that other sophisticated solutions didn’t get to before. Having identified more than 300 common points of leakage, we help companies reach wider, dig deeper, and act faster to get more value out of their source-to-pay data. We pioneered this industry nearly 50 years ago, and today we help clients in more than 30 countries take back $1.2 billion in annual cash flow. It’s why 75% of top global retailers and a third of the largest companies in the Fortune 500 rely on us. PRGX | See What You’ve Been Missing™.

About Ardian

Ardian is a world-leading private investment house with assets of US$110 billion managed or advised in Europe, the Americas and Asia. The company is majority-owned by its employees. It keeps entrepreneurship at its heart and focuses on delivering excellent investment performance to its global investor base. Through its commitment to shared outcomes for all stakeholders, Ardian’s activities fuel individual, corporate and economic growth around the world. Holding close its core values of excellence, loyalty and entrepreneurship, Ardian maintains a truly global network, with more than 700 employees working from fifteen offices across Europe (Frankfurt, Jersey,

London, Luxembourg, Madrid, Milan, Paris and Zurich), the Americas (New York, San Francisco and Santiago) and Asia (Beijing, Singapore, Tokyo and Seoul). It manages funds on behalf of around 1,000 clients through five pillars of investment expertise: Fund of Funds, Direct Funds, Infrastructure, Real Estate and Private Debt. www.ardian.com

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Media Contacts

PRGX

Arketi Group

Grant Tucker

gtucker@arketi.com

Phone: +01-404-819-1889

ARDIAN

The Neibart Group

Emma Murphy

emurphy@neibartgroup.com

Phone: +01-347-968-6800

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